Exhibit (o)(12) NEXT CENTURY GROWTH INVESTORS, LLC CODE OF ETHICS

(Revised May 17, 2007)

You will find definitions of some of the capitalized terms used in this Code of Ethics in Appendix A.

1.	SCOPE OF CODE

Next Century Growth Investors, LLC (the “Adviser”) has adopted this Code of Ethics to set forth the standards of conduct expected of Employees and to require compliance with the federal securities laws. This Code of Ethics also addresses the personal securities trading activities of Employees.

2.	STANDARDS OF BUSINESS CONDUCT

(a) All Employees shall comply with all applicable provisions of the federal securities laws and the regulations related to those laws. In connection with providing investment management services to Clients, this includes prohibiting any activity which directly or indirectly:

•	Defrauds a Client in any manner;

•	Misleads a Client, including any statement that omits material facts;

•	Operates or would operate as a fraud or deceit on a Client;

•	Functions as a manipulative practice with respect to a Client; or

•	Functions as a manipulative practice with respect to securities.

(b) The Adviser shall conduct its business at all times consistent with its status as a fiduciary to its Clients. This means the Adviser has affirmative duties of care, loyalty, honesty, and good faith in connection with all of its activities for its Clients and must act in the best interests of its Clients.

(c) The Adviser has a duty to ensure the confidentiality of Client information, including Client holdings, transactions and securities recommendations. To ensure this duty is fulfilled, the Adviser has adopted this Code of Ethics to supplement its privacy policies. All Employees are required to adhere to the provisions of these policies.

3.	POLICIES, PROCEDURES AND RESTRICTIONS

(a) No Employee shall divulge to any person any recommendation made to a Client, or any contemplated or completed securities transactions of a Client, except in the performance of his or her duties.

(b) An Employee shall use his or her best judgment in giving investment advice to Clients and shall not take into consideration his or her personal financial situation or interests in doing so.

(c) When engaging in a Personal Securities Transaction, an Employee shall place the interests of Clients first and avoid any actual or potential conflict of interest or abuse of his or her position.

(d) No Employee shall engage in or effect any Personal Securities Transaction involving the purchase of any individual publicly traded security; provided, however, that the foregoing prohibition shall not apply to the following transactions:

(i) Purchases of employer securities purchased pursuant to an employer-sponsored automatic investment plan or, subject to the prior written approval of the Chief Compliance Officer, sales of such securities;

Last update: May 17, 2007

(ii) Transactions in securities held in accounts over which the Employee has no direct or indirect influence or control (including an independent and unaffiliated third party with investment discretion) provided the Employee does not, directly or indirectly, direct, participate in or receive advance notification or advice of any transactions in securities purchased or sold for the accounts; or

(iii) Transactions in closed-end or exchange traded funds.

(e) No Employee shall acquire securities in connection with an initial public offering.

(f) No Employee shall acquire securities in connection with a private placement without first obtaining the approval of the Chief Compliance Officer, or in the case of the Chief Compliance Officer, the Chief Executive Officer of the Adviser. Such approval shall be granted in the sole discretion of the Chief Compliance Officer (or if applicable the Chief Executive Officer) who shall consider all pertinent information concerning whether acquiring such securities violates either law or the spirit of this Code of Ethics. For example, the Chief Compliance Officer (or if applicable the Chief Executive Officer) should consider whether the Employee is misappropriating an investment opportunity that should first be considered for eligible Clients, whether the Employee is receiving a personal benefit solely because of his or her position with the Adviser, or whether the opportunity is present because of directing Client business or brokerage to the underwriter. In approving or disapproving the Employee’s participation in the private placement, the Chief Compliance Officer (or if applicable the Chief Executive Officer) shall document the reasons for the decision and inform the Employee in writing. The Chief Compliance Officer shall maintain a record of all such decisions.

(g) Employees shall not accept any gift, entertainment or other thing of more than nominal value from any broker-dealer, underwriter or placement agent that does business with or on behalf of any Client. Employees shall not accept any gift, entertainment or other thing of more than nominal value from any vendor or service provider to the Adviser.

4.	ADDITIONAL POLICIES, PROCEDURES AND RESTRICTIONS TO DETECT AND PREVENT INSIDER TRADING

(a) No Insider shall engage in Insider Trading on behalf of himself or herself or others. If an Insider learns of any Material Non-Public Information, he or she shall promptly disclose it to the Chief Compliance Officer. The Chief Compliance Officer shall promptly notify all Employees of the Adviser to abstain from all trading in the applicable security. This prohibition on trading shall apply until the Chief Compliance Officer notifies the Employees that the Material Non-Public Information has become public or otherwise has ceased to be Material Non-Public Information. The Insider shall not disclose or divulge such Material Non-Public Information, or the fact that Material Non-Public Information exists, to any other person. Each Employee shall ensure that his or her Immediate Family Members comply with the requirements of this paragraph 4(a).

(b) If a Client directs a transaction related to a security about which a Client may possess Material Non-Public Information, the Employee receiving the direction shall inquire whether the Client in fact possesses such information. If the Client indicates that it possesses Material Non-Public Information, the Employee shall not execute the transaction. If the Client indicates that it does not possess Material Non-Public Information, the Employee may require the Client to provide written confirmation of that fact before executing the transaction. Any such written confirmation shall be retained in the Client’s file.

(c) Questions regarding whether any information is Material Non-Public Information must be promptly directed to and resolved by the Chief Compliance Officer.

5.	REPORTING REQUIREMENTS; CHIEF COMPLIANCE OFFICER’S DUTIES

(a) Each Employee must provide an initial holdings report to the Chief Compliance Officer within 10 days of becoming an Employee and thereafter on an annual basis. The form of the report is attached to this Code.

(b) No later than 30 days after the end of each calendar quarter, each Employee must file a personal trading report with the Chief Compliance Officer or, in the case of the Chief Compliance Officer, with the Chief Executive Officer. The form of the report is attached to this Code. The report must give details concerning all transactions during the quarter in any security in which the Employee has, or by reason of any transaction acquired, any Beneficial Ownership. If no reportable transactions occurred during the quarter, the report must say so. The Chief Compliance Officer or, in the case of the Chief Compliance Officer’s personal trading report, the Chief Executive Officer, must review, initial and date the personal trading report of each Employee before filing it.

(c) An Employee need not report transactions: in securities that are direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; and shares of money market mutual funds.

(d) The Employee shall provide copies of periodic quarterly statements on any investment account maintained by the Employee (or any other account in which the Employee has a Beneficial Ownership interest) to the Chief Compliance Officer except with respect to transactions described in Section 5(c).

(e) Any Employee who discovers a violation or apparent violation of the Code by any other person must promptly report the matter to the Chief Compliance Officer or, if the Chief Compliance Officer is the violator or apparent violator of the Code, to the Chief Executive Officer of the Adviser. Any Employee who discovers that he or she has violated or apparently violated the Code must promptly report the matter to the Chief Compliance Officer or, in the case of the Chief Compliance Officer, the Chief Executive Officer of the Adviser. All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. The Adviser prohibits retaliation against individuals who report violations or apparent violations of the Code in good faith and will treat any such retaliation as a further violation of the Code.

(f) The Chief Compliance Officer shall provide each Employee with a copy of the Code of Ethics upon being employed by the Adviser and following any amendments to the Code. All Employees of the Adviser, upon being employed by the Adviser, annually thereafter, and following any amendments to the Code must certify that they have read and understand the Code, recognize that they are subject to it and, in the case of annual certifications, have complied with it during the preceding year. The form of certificate is attached to the Code.

(g) The Chief Compliance Officer must: (i) take appropriate measures to familiarize all Employees of the Adviser with this Code; (ii) determine whether information received by an Insider is Material Non-Public Information; (iii) take all reasonable and necessary steps to ensure that only Employees have access to Material Non-Public Information; (iv) review, initial and date Employee holdings and personal trading reports; (v) receive reports of violations and apparent violations of the Code and investigate them promptly and appropriately; and (vi) review the trading activity of the Adviser’s Clients.

6.	ENFORCEMENT AND SANCTIONS

(a) The Chief Compliance Officer has the primary responsibility for enforcing the Code and determining any sanctions with respect to violations. If the alleged violator is the Chief Compliance Officer, the Employee discovering the violation must report the matter to the Chief Compliance Officer, as well as to the Chief Executive Officer, who shall have responsibility for enforcing the Code and determining any sanctions. If the alleged violator is a member of the Adviser’s Board of Directors, the Chief Compliance Officer must report the matter to the Board of Directors. In such a case, to the extent that there are one or more disinterested members of the Board of Directors, the disinterested members of the Board of Directors shall have responsibility for enforcing the Code and determining any sanctions. A violator of the Code may be terminated, suspended, reduced in salary or position or sanctioned in any other manner in the discretion of the person or persons enforcing the Code. In determining appropriate sanctions, the person or persons enforcing the Code may consider any factors they deem relevant, including, without limitation: (i) the degree of willfulness of the violation; (ii) the severity of the violation; (iii) the extent, if any, to which the violator profited or benefited from the violation; (iv) the adverse effect, if any, of the violation on any Clients; (v) the market value and liquidity of the class of securities involved in the violation; (vi) the prior violations, if any, of this Code by the violator; and (vii) the circumstances of discovery of the violation. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

(b) A person charged with a violation of the Code shall have the opportunity to appear before the person or persons enforcing the Code and to respond to all charges, orally or in writing.

7.	REVIEW AND AMENDMENTS

(a) The Chief Compliance Officer shall review this Code of Ethics on at least an annual basis. Based on this review, any regulatory developments and the functioning of the Code of Ethics during the year, the Chief Compliance Officer may amend the Code as appropriate (including any technical changes). The Chief Compliance Officer shall ensure all required approvals of the amended Code of Ethics are obtained.

(b) In the event of such an amendment, the Chief Compliance Officer shall promptly provide all Employees with the amended Code of Ethics. All Employees shall acknowledge receipt of the amended Code of Ethics using the form of certificate attached to the Code.

(c) Superceded versions or provisions of the Code of Ethics shall be maintained consistent with the Adviser’s record retention responsibilities.

8.	RECORDS REQUIRED TO BE KEPT FOR FIVE YEARS (MINIMUM TWO YEARS ON-SITE)

•	All initial and annual holdings reports

•	All quarterly personal trading reports

•	A copy of the Code of Ethics currently in effect and any that have been in effect within the past five years

•	A record of any violation of the Code of Ethics and of any action taken as a result of the violation

•	All written acknowledgements of the Code of Ethics for each person who is currently, or within the past five years was, an Employee

•	A list of persons who are currently, or within the past five years were, Employees

•	All records documenting the annual review of the Code of Ethics

•	If applicable, all records of any approval of investments in private placements

APPENDIX A

DEFINITIONS

“Beneficial Ownership” of a security means a direct or indirect “pecuniary interest” in the security. This means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. In addition to obvious instances of Beneficial Ownership, Beneficial Ownership by a person includes, without limitation, the following examples: securities Beneficially Owned by Immediate Family Members of the person (a presumption rebuttable by evidence to the contrary); securities held by a trust in which the person is a beneficiary; securities held by a partnership in which the person is a general partner or, in some circumstances, owned by a corporation in which the person is a shareholder; securities held in a portfolio from which the person is entitled to a performance-related fee (subject to limited exceptions); and securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

“Client” means any person for whom or which the Adviser serves as an “investment adviser” within the meaning of Section 202(a)(11) of the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

“Chief Compliance Officer” means the person designated by the Adviser from time to time to fulfill the role of Chief Compliance Officer.

“Control” means the power to exercise a controlling influence over the management or policies of an entity, unless this power is solely the result of an official position with the entity. Any person who directly or indirectly has the power to vote or direct the disposition of more than 25% of the voting securities of an entity is presumed to control the entity. Any person who directly or indirectly has the power to vote or direct the disposition of 25% or less of the voting securities of an entity is presumed not to control the entity. These presumptions may be rebutted by evidence to the contrary in accordance with Section 2(a)(9) of the Investment Company Act of 1940, as amended, and the rules and regulations made under that statute.

“Employees” include all members, officers and employees of the Adviser and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.

“Immediate Family Member” of a person includes the person’s spouse, children under the age of 25 years residing with the person, and any trust or estate in which the person or any other Immediate Family Member has a Beneficial Ownership interest.

“Insider” means the Adviser, an Employee of the Adviser and any Immediate Family Member of an Employee. In addition, a person is an Insider if the person enters into a special confidential relationship in the conduct of the affairs of the Adviser, and as a result is given access to Material Non-Public Information. Examples include, without limitation, accountants, consultants, advisers, attorneys, bank lending officers and the employees of such organizations.

“Insider Trading” means the use of Material Non-Public Information to trade in a security (whether or not one is an Insider) or the communication of Material Non-Public Information to others. While the meaning of the term is not static, Insider Trading generally includes: (a) trading in a security by an Insider, while in possession of Material Non-Public Information; (b) trading in a security by a person who is not an Insider, while in possession of Material Non-Public Information, where such information either was disclosed to the person in violation of an Insider’s duty to keep it confidential or was misappropriated; and (c) communicating Material Non-Public Information to any person, who then trades in a security while in possession of the information.

Last update: May 17, 2007

“Material Non-Public Information.” For purposes of this policy, information is “material” if it has “market significance” in the sense that such information, if disclosed, would be likely to affect the market price of any outstanding securities or would be likely to be considered important by reasonable investors in determining whether to purchase or sell such securities. Information should be deemed “non-public” when it is not yet in general circulation or when the possessor knows or should know that the information is only available to “insiders”. To show that information is public, one should be able to point to some fact demonstrating that the information is generally available, e.g., by disclosure in a press release or public filing.

Although issuers are generally prohibited from selectively disclosing material non-public information, disclosure of such information may occur in the context of a formal or informal meeting with a company representative. Material non-public information may be in the possession of a service provider to the issuer, such as a lawyer, accountant, investment banker, or consultant. Such information may also be in the possession of friends or relatives of an issuer’s employees or service providers. A person’s relationship with the company is not determinative of whether that person possesses material non-public information. Rather, it is the nature of the information itself that must be examined. If the information possessed by an individual satisfies the definition of Material Non-Public Information set forth above, that information must be kept confidential and may not be the basis for any securities or other transactions related to the information.

Although it is not possible to identify in a policy all information that could be deemed “material”, some examples relating to issuers would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant achievements or failures in research or testing activities, major personnel changes, labor negotiations, price changes, major marketing changes, government investigations or significant litigation.

For purposes of this policy, the prohibition on transactions based on the possession of Material Non-Public Information includes transactions in all securities and other instruments while in the possession of Material Non-Public Information relevant to the transaction. This includes transactions in equity securities and debt securities, including municipal securities and government-issued securities.

“Personal Securities Transaction” means a transaction in a security in which a person has or thereby acquires Beneficial Ownership. A person is considered to be “engaging in” or “effecting” a Personal Securities Transaction if the person, directly or indirectly, directs, participates in or receives advance notification or advice regarding such transaction.

Last update: May 17, 2007

HOLDINGS REPORT OF EMPLOYEES

Please indicate below whether this is an Initial Holdings Report or an Annual Holdings Report.

             Initial                                          Annual

You must submit this Report to the Chief Compliance Officer not later than 10 days after you become an Employee and thereafter no later than January 31st of each year. You should carefully review the Code of Ethics before completing the Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

•	You need not include securities holdings of the types described in Section 5(c) of the Code.

•	If you have no reportable securities holdings, put an “X” in the following box ☐, and skip to the signature line.

•	Set forth the following information with respect to reportable securities holdings in which you have any Beneficial Ownership:**

Name of Issuer/Title of Security (including Exchange Ticker Symbol/CUSIP Number)	Number of Shares or Principal Amount	Type of Security	Broker, Dealer or Bank Involved

(If you need additional space, please attach additional pages.)

The answers to the foregoing are true and correct to the best of my information and belief and the information supplied is current as of a date no more than 45 days before the date of this submission.

Name of Employee

Dated: ,
Signature of Employee

**	Alternatively, you may attach broker-dealer or other statements reflecting these holdings as long as the statements contain all the information required by this Report. If you attach statements, write “See attached statements” on the face of the Report.

Chief Compliance Officer Initials:

Date:

Last update: May 17, 2007

QUARTERLY TRANSACTIONS REPORT OF EMPLOYEES

(for the Quarter Ended                     ,         )

You must submit this Report to the Chief Compliance Officer not later than 30 days after the end of each calendar quarter. You should carefully review the Code of Ethics before completing the Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

•	You need not include transactions of the type described in Section 5(c) of the Code.

•	If you had no reportable transactions during the quarter, put an “X” in the following box ☐, and skip to the signature line.

•

If you wish to make a statement that this Report should not be construed as an admission that you have any Beneficial Ownership in a security listed in the Report, please put an asterisk (*) next to the reported transaction(s) in that Security.

•

Set forth the following information with respect to reportable transactions during the quarter in any security in which you have, or by reason of such transaction acquired, any Beneficial Ownership in the security:**

Date of Transaction/ Name of Issuer/Title of Security (including Exchange Ticker Symbol/ CUSIP Number)	Number of Shares or Principal Amount/ Interest Rate/ Maturity Date	Nature of Transaction (purchase, sale or other)	Unit Price	Total Price	Broker, Dealer or Bank Involved

See attached statements

(If you need additional space, please attach additional pages.)

The answers to the foregoing are true and correct to the best of my information and belief.

Name of Employee

Dated: ,
Signature of Employee

**	Alternatively, you may attach broker-dealer or other statements reflecting those transactions as long as the statements contain all the information required by this Report. If you attach statements, write “See attached statements” on the face of the Report.

Chief Compliance Officer Initials:

Date:

Last update: May 17, 2007

ACKNOWLEDGMENT OF CODE OF ETHICS

Please indicate below whether this is an initial acknowledgement upon employment, an annual acknowledgement, or an acknowledgement of an amended Code of Ethics.

Initial	Annual	Amended

You must review the Adviser’s Code of Ethics before completing this Acknowledgment. Terms defined in the Code of Ethics have the same meanings in this Acknowledgment. You must give this Acknowledgment directly to the Chief Compliance Officer.

For the initial and annual acknowledgements, please complete the following as of the date below:

I participate in the following outside activities.

Name of Organization	Position

I REPRESENT AND CERTIFY THAT I HAVE READ AND UNDERSTAND THE CODE OF ETHICS (INCLUDING THE PROVISIONS RELATING TO INSIDER TRADING) AND UNDERSTAND THAT I AM SUBJECT TO THE CODE. IF THIS IS AN ANNUAL CERTIFICATION, I FURTHER REPRESENT AND CERTIFY THAT I HAVE COMPLIED WITH THE CODE DURING THE PRECEDING YEAR.

Please direct questions regarding the completion of this Acknowledgment to the Chief Compliance Officer.

Name of Employee

Dated: ,
Signature of Employee

Last update: May 17, 2007